AMENDMENT NO. 2

TO

SERVICE PLAN (REIMBURSEMENT) (the “Plan”)

CLASS A SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the parties desire to amend the Plan change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Capital Appreciation Fund	Invesco Capital Appreciation Fund
Invesco Oppenheimer Discovery Fund	Invesco Discovery Fund
Invesco Oppenheimer Senior Floating Rate Fund	Invesco Senior Floating Rate Fund
Invesco Oppenheimer Senior Floating Rate Plus Fund	Invesco Senior Floating Rate Plus Fund
Invesco Oppenheimer Short Term Municipal Fund	Invesco Short Term Municipal Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

SERVICE PLAN (REIMBURSEMENT)

The following rates shall apply to each Fund listed below:

Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Class A	NONE	0.25%	0.25%

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Invesco Capital Appreciation Fund

Invesco Discovery Fund

Invesco Senior Floating Rate Fund

Invesco Senior Floating Rate Plus Fund

Invesco Short Term Municipal Fund”